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                    [Letterhead - Richards, Layton & Finger]

                                 April 27, 1998



Empirical Investment Funds
c/o Worldwide Financial Management Associates, Inc.
1521 Alton Rd., Suite 364
Miami Beach, FL 33139


Re:     Worldwide Financial Management Associates, Inc. and
        Empirical Investment Funds - offering of securities (Exhibit 10 opinion)


Dear Ladies and Gentlemen:

         We have acted as special Delaware counsel for Worldwide Financial Management Associates, Inc., a Florida corporation (the "Company") and for Empirical Investment Funds (the "Trust"), a Delaware business trust, in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

         For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

1. The Certificate of Trust of the Trust, dated September 29, 1997, as filed with the office of the Secretary of State of the State of Delaware (the "Secretary of State") on September 29, 1997;

2. The Declaration of Trust of the Trust, dated as of September 29, 1997, as amended and restated in the Amended and Restated Declaration of Trust, dated as of March 10, 1998, (collectively, the "Trust Agreement") by the trustee of the Trust named therein;
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Empirical Investment Funds
April 27, 1998
Page 2


3. The Registration Statement (the "Registration Statement") on Form N-1A, including a preliminary prospectus with respect to the Trust (the "Prospectus"), relating to the Shares of the Trust representing undivided beneficial interests in the assets of the Trust (each, a "Share" and collectively, the "Shares"), filed by the Company and the Trust with the Securities and Exchange Commission on November 17, 1997, amended on or about January 12, 1998, and further amended on or about April 27, 1998;

4. A Certificate of Good Standing for the Trust, dated April 27, 1998, obtained from the Secretary of State.

         Based upon the foregoing and upon an examination of such questions of law as we have deemed necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth herein, we advise you that, in our opinion:

                  1. The Trust has been duly formed and is validly existing as a business trust under the Delaware Business Trust Act, 12 Del. C. ss. 3801, et seq.

                  2.  The  Shares  will  be  legally  issued,   fully  paid  and
non-assessable.

                  3. The  Shareholders,  as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

                  The   foregoing   opinions   are  subject  to  the   following
exceptions, qualifications and assumptions:

                  A. We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware (excluding securities laws) currently in effect. We express no opinion with respect to federal laws.

                  B. We have assumed (i) the valid existence of each party to the documents examined by us under the laws of the jurisdiction governing its organization, (ii) that each party has the power and authority to execute and deliver, and to perform its obligations under, the documents examined by us,
(iii) that each party has duly authorized, executed and delivered the documents examined by us, (iv) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended, and (v) the Trust is a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. ss.ss. 80a-1 et seq.).
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Empirical Investment Funds
April 27, 1998
Page 2

                  C. We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.

                  D. We have assumed the receipt by each Person to whom a Share is to be issued by the Trust of such Share and that each Share has been issued and paid for in accordance with authorizations of the officers and Trustee of the Trust under the Trust Agreement and as contemplated by the Prospectus.

                  E. We have not participated in the preparation of the Registration Statement and assume no responsibility for its content.

         We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose


                                                 Very truly yours,


                                                 /s/
                                                 Richards, Layton & Finger, P.L.


GCK/CDR